UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2008

InferX Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-51720	54-1614664
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 International Drive, Suite 110
McLean, Virginia		22102-4860
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 917-0880

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

From July 25, 2008 through July 31, 2008 the Registrant (“InferX ”) issued and sold an aggregate of $205,000 in convertible notes (the “Notes”) to six investors and is authorized to sell up to $250,000 of such Notes. The Notes mature two years from the date of issue, accrue interest at the rate of 10% per annum, and are convertible into shares of InferX’s common stock at a conversion price equal to $0.02 per share. InferX has agreed with certain of the holders of the Notes to place the funds from the sale of the Notes in an escrow and to not disburse more than 10% of the funds from such Note holders until its Form 10-Q for the period ended June 30, 2008 is timely filed with the SEC. In connection with the issue and sale of the Notes, InferX issued warrants to purchase shares equal to the amount of shares issuable, in the aggregate, upon conversion of the Notes at an exercise price of $0.02. InferX also entered into a Security Agreement with each of the investors pursuant to which InferX granted a first lien against its software to the investors as security for the Notes. The preceding summary is qualified in its entirety by reference to the forms of Convertible Note, warrant and Security Agreement, which are filed as Exhibit 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

Item 2.01 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure made under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

There were a total of six investors in the offering, four of whom were accredited investors and two of whom were non-accredited. We conducted the offering in reliance upon the exemption from registration provided by Section 4(2) and/or Rule 506 of Regulation D under the Securities Act. Reference also is made to the disclosure made under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Form of Convertible Note

99.2	Form of Warrant

99.3	Form of Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 31, 2008	InferX Corporation

	By:	/s/ B.K. Gogia
B.K. Gogia
Chairman of the Board